As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-142524

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virgin Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	20-8826316
(State or other jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Independence Boulevard

Warren, NJ 07059

(908) 607-4000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Peter Lurie, Esq.

Secretary

10 Independence Boulevard

Warren, NJ 07059

(908) 607-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan M. Klein, Esq. Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, par value $.01 per share	$100,000,000	$3,070

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes shares subject to the underwriters’ option to purchase additional shares, if any.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of Virgin Mobile USA, Inc. is filed solely for the purpose of filing Exhibits 10.5, 10.8, 10.9 and 10.10 thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the issuance and distribution of the securities being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Securities and Exchange Commission Registration Fee	$3,070
NYSE Listing Fees	*
Printing Expenses	*
Blue Sky Fees and Expenses	*
Legal Fees	*
Accounting Fees	*
Registrar and Transfer Agent Fees	*
NASD Filing Fee	$10,500
Miscellaneous Expenses	*
Total	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of Delaware, or the DGCL, our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our amended and restated certificate of incorporation and bylaws also will provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL; and

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies

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(i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities.

The registrant was formed in April 2007 and issued one share of its common stock to a director for an aggregate consideration of $1.00. The securities described above were issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in that sale.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.

(b) Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are not applicable or the information is included in the financial statements or related notes, and have therefore been omitted.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel

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the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Virgin Mobile USA, Inc. has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, state of New Jersey on June 29, 2007.

VIRGIN MOBILE USA, INC.

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on June 29, 2007.

Signature	Title

/s/ Daniel H. Schulman Daniel H. Schulman	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John D. Feehan John D. Feehan	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

* Frances Farrow	Director

* Mark Poole	Director

* Robert Samuelsen	Director

*By	/s/ Peter Lurie
Name:	Peter Lurie
Title:	Attorney-in-fact

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated By-laws

4.1*	Form of Stockholders’ Agreement

4.2*	Form of Registration Rights Agreement

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1*	Form of Virgin Mobile USA, L.P. Partnership Agreement

10.2*	Form of Sprint Nextel Tax Receivable Agreement

10.3*	Form of the Virgin Group Tax Receivable Agreement

10.4*	Form of Credit Agreement

10.5	Form of Amended and Restated PCS Services Agreement (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.6*	Form of Amended and Restated Trademark License Agreement among Virgin Enterprises Limited, Virgin Mobile USA, LLC and Virgin Mobile USA, Inc.

10.7*	Form of Amended and Restated Trademark License Agreement between Sprint Communications Company, L.P. and Virgin Mobile USA, LLC

10.8	Distribution Agreement between Sprint Spectrum, L.P. and Virgin Mobile USA, LLC dated September 23, 2004 (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.9	Virgin Mobile Distribution Agreement, between Virgin Mobile USA, LLC and Virgin Entertainment Group, Inc. dated April 24, 2002 and Amendments 1 and 2 thereto (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.10	Master Services Agreement between Sprint Communications Company L.P. and Virgin Mobile USA, LLC dated January 24, 2003 and Amendments 1-5 thereto (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

21.1*	List of Subsidiaries

23.1†	Consent of PricewaterhouseCoopers LLP

23.2†	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1 hereto)

23.4†	Consent of Towers Perrin

24.1†	Powers of Attorney (included in signature pages of this Registration Statement)

*	To be filed by amendment.
†	Previously filed.